Exhibit 4.13

MEDRELEAF CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND

MANAGEMENT INFORMATION CIRCULAR

Annual Meeting of Shareholders of MedReleaf Corp.

commencing at 10:00 a.m. (Toronto time) on September 25, 2017 at the offices of

Norton Rose Fulbright Canada LLP

Royal Bank Plaza, South Tower

Suite 3800 – 200 Bay Street

Toronto, Ontario M5J 2Z4

Canada

August 21, 2017

MEDRELEAF CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting (the “Meeting”) of the shareholders of MedReleaf Corp. (“MedReleaf” or the “Corporation”) will be held at Norton Rose Fulbright Canada LLP located at Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2Z4 Canada, on Monday September 25, 2017 commencing at 10:00 a.m. (Toronto time) for the following purposes:

1	to receive the audited annual consolidated financial statements of the Corporation for the fiscal year ended March 31, 2017, together with the report of the auditor thereon;

2	to elect directors for the ensuing year;

3	to appoint KPMG LLP as auditors of the Corporation for the ensuing year and to authorize the board of directors of the Corporation to fix their remuneration; and

4	to transact such other business as may properly be put before the Meeting.

Only registered shareholders of record of MedReleaf at the close of business on August 21, 2017, or the persons they appoint as their proxies, will be entitled to receive notice of and vote at the Meeting. Registered shareholders of MedReleaf who are unable to attend the Meeting in person are requested to sign, date and return the enclosed form of proxy to TSX Trust Company at 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1 or by fax to (416) 595-9593.

In order to be valid for use at the Meeting, proxies must be received by TSX Trust Company by 10:00 a.m. (Toronto time) on September 21, 2017 or, if the Meeting is adjourned or postponed, 48 hours prior to the time to which the Meeting has been adjourned or postponed, excluding Saturdays, Sundays and holidays. The chair of the Meeting may waive or extend the proxy cut-off without notice. Non-registered shareholders of MedReleaf who receive these materials through their broker or other intermediary should carefully follow the instructions provided by their broker or intermediary.

DATED at Toronto, Ontario this 21st day of August, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) “Neil Closner”
Neil Closner
Director and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR

VOTING INFORMATION

Persons Making This Solicitation

This management information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of MedReleaf Corp. (“MedReleaf” or the “Corporation”) for use at the annual meeting of shareholders of MedReleaf (the “Meeting”) to be held at Norton Rose Fulbright Canada LLP located at Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario M5J 2Z4 Canada on September 25, 2017 commencing at 10:00 a.m. (Toronto time) for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”). Only registered shareholders of MedReleaf (“Shareholders”) of record at the close of business on August 21, 2017 (the “Record Date”), or the persons they appoint as their proxies, will be entitled to receive notice of and vote at the Meeting.

The Corporation will not be relying on the notice and access delivery procedures outlined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“NI 54-101”) to distribute copies of proxy-related materials in connection with the Meeting.

While it is expected that the solicitation will be made primarily by mail, proxies may also be solicited personally, by facsimile or by telephone by employees of the Corporation. The solicitation of proxies by this Circular is being made by or on behalf of the management of the Corporation and the total cost of the solicitation will be borne by the Corporation.

Appointment of Proxies

The individuals named in the accompanying management form of proxy are directors or officers of the Corporation. Shareholders have the right to appoint a person or company to represent him, her or it at the Meeting other than those persons designated on the form of proxy. A Shareholder who wishes to appoint some other person at the Meeting may do so by clearly inserting such person’s name in the blank space provided in the form of proxy. Such other person need not be a shareholder. A proxy will not be valid unless the completed, dated and signed form of proxy is delivered to TSX Trust Company, located at 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1 or by fax to (416) 595-9593, by 10:00 a.m. (Toronto time) on September 21, 2017 or, if the Meeting is adjourned or postponed, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed Meeting.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it by an instrument in writing executed by the Shareholder or by his, her or its attorney authorized in writing or, if the Shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Corporation, at Suite 3800, Royal Bank Plaza, South Tower, 200 Bay Street, Toronto, Ontario, M5J 2Z4, Canada or to TSX Trust Company, located at 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1 or by fax at (416) 595-9593, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or postponement of the Meeting. Only Shareholders have the right to revoke a proxy. Non-registered holders of common shares in the capital of the Corporation (“Common Shares”) who wish to change their voting instructions must contact the intermediary through which their Common Shares are held and by following the instructions of the intermediary respecting the revocation of such voting instructions.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Exercise of Discretion

The Common Shares represented by the proxies solicited hereby will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for, and if a Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares represented by such proxy will be voted or withheld from voting accordingly. Shareholders may indicate the manner in which the proxyholder is to vote with respect to any specific item by checking the appropriate space. If a Shareholder wishes to confer discretionary authority with respect to any item of business, then the space opposite the item should be left blank.

The enclosed form of proxy confers discretionary authority upon the named proxyholder(s) with respect to any amendments to or variations in matters identified in the accompanying Notice of Meeting, including other matters which may properly come before the Meeting or any adjournment or postponement thereof, in each instance, to the extent permitted by law, whether or not the amendment, variation or other matter that comes before the Meeting is routine and whether or not the amendment, variation or other matter that comes before the Meeting is contested. As at the date of this Circular, management of the Corporation is not aware of any amendments, variations, or other matters, other than as set out in the accompanying Notice of Meeting. If such should occur, the persons designated by management or such other proxyholder as properly designated by the Shareholder will vote in accordance with their best judgment.

IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED, THE PERSONS DESIGNATED BY MANAGEMENT OF THE CORPORATION IN THE ENCLOSED PROXY WILL VOTE THE COMMON SHARES REPRESENTED BY THE PROXY IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY.

Non-Registered Shareholders

Most shareholders of the Corporation are “Non-Registered Shareholders” because the Common Shares they beneficially own are not registered in their names but are instead registered in the name of an intermediary such as a brokerage firm, bank, trust corporation, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans through which they purchased the Common Shares (an “Intermediary”). A Non-Registered Shareholder typically holds their Common Shares either: (a) in the name of the Intermediary that the Non-Registered Shareholder deals with in respect of the Common Shares; or (b) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. (“CDS”)), of which the Intermediary is a participant.

Non-Registered Shareholders who have not objected to their Intermediary disclosing certain beneficial ownership information about themselves to the Corporation are referred to as “NOBOs”. Non-Registered Shareholders who have objected to their Intermediary disclosing the ownership information about themselves to the Corporation are referred to as “OBOs”. NI 54-101 permits the Corporation to send the Notice of Meeting, this Circular and a form of proxy or voting instruction form, as applicable, (collectively, the “Meeting Materials”) directly to the NOBOs. In accordance with NI 54-101, the Corporation has elected to send the Meeting Materials directly to NOBOs and has distributed copies of the Meeting Materials to Intermediaries for distribution to OBOs. The Corporation will pay for an Intermediary to deliver the Meeting Materials to Non-Registered Shareholders who are OBOs, including a voting instruction form (as described further below).

If you are a Non-Registered Shareholder and you have not declined to receive the Meeting Materials, then you will receive either a voting instruction form or, less frequently, a partially completed form of proxy. The purpose of these forms is to permit you to direct the voting of the Common Shares that you beneficially own. If you are a Non-Registered Shareholder you should follow the procedures set out below, depending on which type of form you receive.

(a)

Voting Instruction Form. In most cases, you will receive, as part of the Meeting Materials, a voting instruction form, which is not the same as a form of proxy. If you do not wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the voting instruction form. If you wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), then you must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote at the Meeting will be forwarded to you.

or

(b)

Form of Proxy. Less frequently, you will receive, as part of the Meeting Materials, a form of proxy that has already been executed by the Intermediary (typically by a facsimile, stamped signature) and which is restricted as to the number of Common Shares beneficially owned by you, but which is otherwise incomplete. If you do not wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), you must complete the form of proxy and deposit it with TSX Trust Company, located at 301 – 100 Adelaide Street West, Toronto, Ontario M5H 4H1 or by fax to (416) 595-9593, as described above. If you wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), you must insert your name (or such other person’s) name in the blank space provided.

In any case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares which they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Shareholder should insert the Non-Registered Shareholder’s name in the blank space provided. Non-Registered Shareholders should follow the instructions on the forms they receive, including those regarding when and where the forms are to be delivered, and contact their Intermediaries promptly if they need assistance.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of the Corporation since the beginning of the Corporation’s most recently completed financial year, or any proposed nominee by management of the Corporation for election as a director of the Corporation, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting, other than the election of directors or the appointment of auditors.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation’s authorized capital consists of an unlimited number of Common Shares and 3.997.34 class B shares of which, as of the date hereof, 90,385,744 Common Shares are issued and outstanding and all of the class B shares are issued and outstanding. The class B shares of the Corporation are non-voting.

The holders of Common Shares have the right to one vote per Common Share at all meetings of the shareholders of the Corporation, have the right to receive any dividend declared by the board of directors of the Corporation (the “Board of Directors”), and have the right to receive the remaining property of the Corporation on its dissolution, liquidation, winding up or other distribution of its assets or property among the shareholders for the purpose of winding up its affairs.

Any Shareholder as of the Record Date who either personally attends the Meeting or who has completed and delivered a proxy in the manner specified, subject to the provisions described above, shall be entitled to vote or to have their Common Shares voted at the Meeting.

As of the date hereof, to the knowledge of the Corporation’s directors and executive officers, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation, except as set out below.

Principal Security Holder	Number of Common Shares Owned or Controlled		Approximate Percentage of Issued and Outstanding Common Shares
Zola Finance Inc.	15,100,552	(1)	16.7%
Rayray Investments Inc.	12,167,157	(2)	13.5%
Stephen Arbib	10,770,745	(3)	11.9%
Tikun Olam Ltd.	10,383,265	(4)	11.5%

(1)	To the knowledge of the Corporation, these Common Shares are controlled by Tarik Ouass.
(2)	To the knowledge of the Corporation, these Common Shares are beneficially owned and controlled by Raymond Leach.
(3)	To the knowledge of the Corporation, 4,661,275 Common Shares are held by MENA Investment Network Inc. and 6,109,470 Common Shares are held by AJA Holdings 2013 Inc.
(4)	To the knowledge of the Corporation, these Common Shares are controlled by Tsachi Cohen.

PARTICULARS OF MATTERS TO BE ACTED UPON

Financial Statements

The audited annual consolidated financial statements of the Corporation for the fiscal year ended March 31, 2017, together with the report of the auditor thereon, will be presented to Shareholders for review at the Meeting. No vote by the Shareholders is required with respect to this matter.

Election of Directors

The term of office of each of the directors of the Corporation expires at the close of the Meeting. The Board of Directors is currently composed of five directors consisting of Norma Beauchamp, Neil Closner, Ronald Funk, Deborah Rosati and Lloyd M. Segal (collectively, the “Nominees”). At the Meeting, management of the Corporation proposes to nominate the Nominees for re-election as directors of the Corporation for the ensuing year. Management of the Corporation does not anticipate that any of the Nominees will be unable to serve as a director, but, if such should be the case at the Meeting, the persons whose names are printed on the form of proxy, in the absence of a specification to the contrary, intend to vote for such other nominees as their best judgment may deem advisable.

If elected, each Nominee will hold office until the close of the next annual meeting of Shareholders or until a successor is elected or appointed, unless earlier resigned or otherwise removed from office.

Majority Voting Policy

The Board of Directors has adopted a policy (the “Majority Voting Policy”) that requires that Shareholders be able to vote for, or withhold from voting, separately for each Nominee. If, in an “uncontested” election of directors of the Corporation, the number of votes withheld from voting by Shareholders in respect of any particular Nominee exceeds the number of votes for the election of the Nominee by Shareholders, then, although the Nominee will have been successfully elected to the Board of Directors pursuant to applicable corporate law, such Nominee will then be required to promptly tender his or her resignation from the Board of Directors. The Corporate Governance, Compensation and Nominating Committee will consider such resignation and make a recommendation to the Board of Directors whether to accept it or not. The Board of Directors will promptly accept the resignation within 90 days of the Meeting absent extraordinary circumstances, and disclose by press release its decision and the reasons for such decision.

Advance Notice Provisions

The Corporation’s by-laws provide that Shareholders seeking to nominate candidates for election as directors must provide timely notice in writing (the “Advance Notice Provisions”). To be timely, a Shareholder’s notice must be received by the Corporation: (i) in the case of an annual meeting of holders of Common Shares, not less than 30 days prior to the date of the annual meeting of holders of Common Shares; provided, however, that in the event that the annual meeting of holders of Common Shares is to be held on a date that is less than 50 days after the date on which the first public announcement (the “Notice Date”) of the date of the annual meeting was made, notice by a holder of Common Shares may not be given later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of holders of Common Shares called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of holders of Common Shares was made.

The Corporation did not receive notice of a nomination in compliance with the Advance Notice Provisions and, as such, any nominations other than nominations of the Nominees will be disregarded at the Meeting.

Nominee Information

The following table sets out the names, province and country of residence of each Nominee, the present offices of the Corporation now held by each of them, the principal occupations of each Nominee, the period of time for which each has been a director of the Corporation and the number of Common Shares beneficially owned by each Nominee, directly or indirectly, or over which control or direction is exercised.

Name, Province and Country of Residence(1)	Present Position(s) with the Corporation	Principal Occupation(s) for the Past Five Years(1)	Director Since	Number of Common Shares Beneficially Owned or Controlled, Directly or Indirectly(1)
Norma Beauchamp(2)(3) Ontario, Canada	Director	President and Chief Executive Officer of Cystic Fibrosis Canada; formerly Head of MS Patient-Centered Care at Sanofi Canada	June 7, 2017	2,600

Neil Closner(4) Ontario, Canada	Director & Chief Executive Officer	Chief Executive Officer of the Corporation; formerly a consultant and Vice President of Business Development at Mount Sinai Hospital	February 28, 2013	2,812,577

Ronald Funk(2)(4) Ontario, Canada	Director	Consultant	June 7, 2017	5,250

Deborah Rosati(2)(3) Ontario, Canada	Director	Corporate Director and Consultant	June 7, 2017	1,800

Lloyd M. Segal(3)(4) Quebec, Canada	Director & Chairman of the Board of Directors	President and Chief Executive Officer of Repare Therapeutics Inc.; Entrepreneur-in-residence at Versant Ventures; managing partner of Persistence Capital Partners; Corporate Director	June 7, 2017	5,250

(1)

The information as to country and province of residence, principal occupation and number of Common Shares beneficially owned, or controlled or directed, directly or indirectly, by each respective Nominee is not within the knowledge of management of the Corporation and has been furnished by the respective Nominees.

(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Compensation Committee.
(4)	Member of the Quality, Safety, Health and Public Policy Committee.

Biographical Information

Norma Beauchamp

Norma Beauchamp is the President and Chief Executive Officer of Cystic Fibrosis Canada, as well as director of Acerus Pharmaceuticals Corporation, where she is a member of both the audit and corporate governance and nominating committees. Ms. Beauchamp brings over three decades of experience in the corporate and non-profit sectors to her role with the Corporation, having held senior leadership positions in Canada and Germany, including executive positions at Bayer, Sanofi, and the Canadian Foundation for Women’s Health. Ms. Beauchamp has served on the boards of St. Joseph’s Health Centre Foundation, Providence Healthcare Foundation and the Breast Cancer Society of Canada. Throughout her career she has been a patient advocate, working with patient and healthcare organizations to enhance access to care. Ms. Beauchamp has completed the University of Toronto’s Rotman School of Management Directors Education Program (ICD.D), and holds a Bachelor of Business Administration in Marketing from Bishop’s University.

Neil Closner

Neil Closner has been a key driver of the Corporation’s growth and vision. His responsibilities include oversight of all general management for the organization, strategic leadership on growth opportunities and fostering an entrepreneurial spirit throughout the Corporation. Mr. Closner brings nearly two decades of start-up, technology and health care experience to the MedReleaf team. Previously, he was a member of the senior leadership team at Toronto’s Mount Sinai Hospital where he served as Vice-President of Business Development. Mr. Closner began his career as a health-care focused investment banker with Salomon Smith Barney (now Citigroup) and has also served as the founder, CEO or on the board of directors for more than half a dozen technology and health-care related start-up companies. Mr. Closner is Chairman of the board of the Cannabis Canada Association, representing the majority of Licensed Producers. He also sits on the executive committee and on the board of directors of Technion Canada. Mr. Closner studied economics at the London School of Economics and Political Science in London, England, and holds a BA from McGill University and an MBA from The Wharton School at the University of Pennsylvania.

Ronald Funk

Ronald Funk brings over 30 years of experience in business and consulting to his role with the Corporation. Since 2009, he has managed his own consulting practice, working with clients on acquisitions, restructurings, strategy development and government relations. Mr. Funk has worked on projects in various locations around the world, with clients engaged in a range of industries, including heavily regulated consumer products such as tobacco, alcohol, and food products. Other industries in which he has consulted include retail, advanced data analytics, gaming, and real estate development. Before opening his consulting practice, Mr. Funk was employed for approximately 30 years by Rothmans, Benson & Hedges Inc., serving in various roles and capacities, including Vice President of Sales, Human Resources, Corporate Affairs and Competitive Improvement. In these senior roles, he developed and executed a number of strategies that resulted in material growth in both market share and profitability. Mr. Funk currently serves as an independent director of Carey Management Inc., a privately held business that owns Canada’s largest independent wholesale distributor. Mr. Funk has also served as the Chairman of the Ontario Convenience Stores Association and Treasurer of the Canadian Convenience Stores Association. Mr. Funk holds a Kellogg-Schulich MBA from the Kellogg School of Management and the Schulich School of Business.

Deborah Rosati

Deborah Rosati brings over 30 years of experience in technology, consumer, retail, private equity, and venture capital sectors to her as board member of the Corporation. Ms. Rosati has extensive knowledge and experience as a corporate director, particularly in the areas of financial and enterprise risk management, corporate strategy, transformational changes, mergers and acquisitions, corporate governance, and CEO and board succession planning. Currently, Ms. Rosati serves as a director and chair of the nominating and corporate governance committee for Sears Canada Inc. (TSX:SCC), and director and chair of the audit committee for NexJ Systems Inc. (TSX: NXJ). She is also a co-founder and CEO of Women Get On Board, a leading member-based company that connects, promotes, and empowers women to corporate boards. She has been recognized as a Diversity 50 candidate in 2014, and as one of WXN’s Top 100 Canada’s Most Powerful Women in the corporate director award category in 2012. Ms. Rosati’s community engagements include serving as a member of the Adrenalys Advisory Council and the Advisory Council at the Goodman School of Business at Brock University, from which she holds an HBA in business administration. Ms. Rosati became a Certified Director in 2008 (ICD.D) and has been a Chartered Professional Accountant (CPA) for over 30 years. In 2009, she was named as a Fellow Chartered Professional Accountant (FCPA).

Lloyd M. Segal

Lloyd M. Segal is the President & CEO of Repare Therapeutics Inc., a cancer-focussed biotechnology company, and is also an Entrepreneur-in-residence at Versant Ventures, a leading global healthcare venture capital firm. Previously, Mr. Segal was a managing partner of Persistence Capital Partners. In 2013, Mr. Segal was honored by the Financial Times as Outstanding Director of the Year. Mr. Segal also serves on the board of The GBC American Growth Fund Inc. He has previously served as a director of several public and private corporations in the U.S. and Canada. He was CEO of Thallion Pharmaceuticals, a biotechnology company sold to Bellus Health in 2013 and founding CEO of Caprion Pharmaceuticals (now Caprion Proteomics), a leading healthcare CRO. Previously, he was CEO of Advanced Bioconcept, an early innovator in the development and sale of novel discovery tools for life science research, which was sold to NEN Life Sciences Products (now PerkinElmer Inc.) in 1998, and was with McKinsey & Co. as an associate from 1992 to 1996. Mr. Segal holds a BA in politics from Brandeis University and an MBA (Hons.) from Harvard Business School.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of management of the Corporation, except as disclosed below, no Nominee is, at the date of this Circular, or has been, within ten years before the date of this Circular,

(a)	a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

(i)	was subject to an order that was issued while the nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

was subject to an order that was issued after the Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer,

(b)

a director or executive officer of any company (including the Corporation) that, which such Nominee was acting in that capacity, or within one year of such nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such Nominee.

For the purposes of section (a) above, the term “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant Corporation access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Deborah Rosati is a director of Sears Canada Inc. which applied for and, on June 22, 2017, obtained an initial order from the Ontario Superior Court of Justice (Commercial List) under the Companies’ Creditors Arrangement Act (Canada) providing for, among other things, a stay of proceedings in favour of Sears Canada Inc. and certain of its subsidiaries, for an initial period of 30-days. On July 13, 2017, the stay was extended to October 6, 2017.

Penalties or Sanctions

To the knowledge of management of the Corporation, no Nominee has:

(a)

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)

been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a director nominee.

The persons designated as proxyholders by management of the Corporation in the form of proxy which accompanies this Circular intend to vote FOR the election of the Nominees as directors of the Corporation whose names are set forth above, unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Appointment of Auditor

The auditors of the Corporation are KPMG LLP located at Vaughan Metropolitan Centre, 100 New Park Place, Suite 1400, Vaughan, Ontario L4K 0J3 Canada. KPMG LLP have been auditors of the Corporation since July, 2015. Management proposes to nominate KPMG LLP for re-appointment as auditors of the Corporation to hold office until the next annual meeting of Shareholders and to authorize the Board of Directors to fix the auditor’s remuneration. An affirmative vote of a majority of the votes cast at the Meeting is sufficient for the appointment of the auditor.

The persons designated as proxyholders by management of the Corporation in the form of proxy which accompanies this Circular intend to vote FOR the re-appointment of KPMG LLP, as the auditor of the Corporation unless the Shareholder has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding the number of Common Shares to be issued upon the exercise of outstanding options, and the weighted-average exercise price of outstanding options, outstanding on March 31, 2017, as adjusted to take into account a pre-closing capital reorganization of the Corporation that was completed in connection with the closing of the Corporation’s initial public offering and described in the Corporation’s annual information form for the year ended March 31, 2017 (the “AIF”) under the heading “Corporate Structure”, which is available under the Corporation’s SEDAR profile at www.sedar.com.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	2,655,226(1)	$0.90	Nil
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
TOTAL	2,655,226	$0.90	Nil

(1)

Represents Common Shares issuable under option agreements entered into prior to the adoption of the Stock Option Plan and the completion of the Corporation’s initial public offering (the “Legacy Option Agreements”). The options to purchase Common Shares issuable under the Legacy Option Agreements vest periodically until October 2021 and expire between 2019 and 2022.

Stock Option Plan

Historically, the Corporation granted options pursuant to the Legacy Option Agreements, which remained outstanding following the completion of the IPO and will continue to vest and be exercisable in accordance with their terms. However, in connection with the completion of the IPO, the Corporation adopted an incentive option plan (the “Stock Option Plan”) under which options to purchase Common Shares (“Options”) may be granted to any employee, executive officer or consultant of the Corporation or its subsidiaries. As of the date hereof, Options to purchase a total of 4,229,716 Common Shares are outstanding under the Stock Option Plan (representing approximately 4.7% of the total number of Common Shares outstanding as of the date hereof) and 2,644,430 Common Shares are issuable upon the due exercise of options granted under Legacy Option Agreements (representing approximately 2.9% of the total number of Common Shares outstanding as of the date hereof).

The purpose of the Stock Option Plan is to advance the interests of the Corporation by providing additional incentive to eligible persons, encouraging stock ownership by such persons, increasing the proprietary interest of such persons in the success of the Corporation, encouraging such persons to remain with the Corporation, and attracting new employees, executive officers or consultants of the Corporation or its subsidiaries. The maximum number of Common Shares that may be issued under the Stock Option Plan is 10% of the total number of Common Shares issued and outstanding from time to time, less Common Shares issuable under any other security-based compensation arrangements at any given time (including the Legacy Option Agreements), subject to adjustment pursuant to the Stock Option Plan. The Stock Option Plan is an “evergreen” plan, and any Common Shares subject to an Option which has been granted and which has been exercised, cancelled, repurchased, expired or terminated, will again be available under the Stock Option Plan. The Stock Option Plan also provides that the total number of Common Shares that may be issued to insiders of the Corporation within a one-year period, or issuable to insiders at any given time under all security-based compensation arrangements, shall not exceed 10% of the Corporation’s then issued and outstanding Common Shares.

The exercise price of the Options is fixed by the Board of Directors at the date of grant and may not be less than the five-day volume-weighted average trading price as determined in accordance with the rules of the Toronto Stock Exchange (the “TSX”). Options vest at the discretion of the Board of Directors, but in the absence of such determination, Options will vest evenly on an annual basis over a three year period starting on the first anniversary of the grant. Options granted under the Stock Option Plan may have a term of up to five years (subject to an extension of the scheduled expiry date in the event the option would otherwise expire during a blackout period). Options granted under the Stock Option Plan are not transferable or assignable except, with the consent of the Corporation, to an RRSP, RRIF or personal holding company of the participant (provided there occurs no change in beneficial ownership) and also pursuant to the laws of descent. The administration and operation of the Stock Option Plan may be delegated by the Board of Directors to a committee thereof.

The Stock Option Plan also contains provisions providing for the adjustment of the exercise price or the substitution or adjustment of the number and kind of shares or other securities to be received upon exercise of outstanding Options in the event of any share dividend or subdivision, recapitalization, consolidation, combination or exchange of shares, or other fundamental or similar corporate change, in order to preserve proportionally the interests of participants under the Stock Option Plan.

Unless otherwise permitted by the Board of Directors, upon the termination of a participant’s employment without cause or due to the resignation of such participant (other than a resignation for good reason in connection with, or during the 12 month period following, a change of control), any unvested Options held by the participant as at the termination date immediately expire, and all vested Options held by the participant as at the termination date may be exercised until the earlier of the expiry date of the Options or 30 days after the termination date, after which time all Options will expire.

Upon the death of a participant, any unvested Options held by the participant as at the termination date shall vest and any vested Options held by the participant (including any Options that vest on the termination date) may be exercised until the earlier of the expiry date of the Options or 180 days after the termination date, after which all Options will expire.

Upon the retirement of a participant’s employment with the Corporation, any unvested Options held by the participant as at the termination date will continue to vest in accordance with its vesting schedule, and all vested Options held by the participant at the termination date may be exercised until the earlier of the expiry date of the Options or three years following the termination date, provided that if the participant breaches any post-employment restrictive covenants in favour of the Corporation (including non-competition or non-solicitation covenants), then any options held by such participant, whether vested or unvested, will immediately expire and the participant shall pay to the Corporation any “in-the-money” amounts realized upon exercise of Options following the termination date.

Upon termination of a participant’s employment for cause, all Options (whether vested or unvested) held by the participant as at the termination date immediately expire.

In connection with a change of control of the Corporation, the Board of Directors will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Options into or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that the Board of Directors may accelerate the vesting of Options if: (i) the required steps to cause the conversion or exchange or replacement of Options are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than the Corporation); or (ii) the Corporation has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Options be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction. If a participant is terminated without cause or resigns for good reason during the 12 month period following a change of control, or after the Corporation has signed a written agreement to effect a change of control but before the change of control is completed, then any unvested Options will immediately vest and may be exercised within 30 days of such date.

Subject to any required regulatory approvals, the Board of Directors may, in its sole and absolute discretion, and without the approval of holders of Common Shares, terminate the Stock Option Plan at any time, and amend or revise the terms thereof, including any Options granted thereunder, which may include:

•

amendments of a “housekeeping” or clerical nature, including those meant to clarify the meaning of an existing provision of the Stock Option Plan, correct or supplement any provision of the Stock Option Plan that is inconsistent with any other provision of the Stock Option Plan, correct any grammatical or typographical errors or amend the provisions of the Stock Option Plan regarding its administration;

•	the addition of, or a change to, the vesting provisions of an Option or the Stock Option Plan;

•	amendments to reflect any requirements of applicable law or the requirements of any regulatory authorities to which the Corporation is subject;

•	a change to the termination provisions of an Option or the Stock Option Plan which does not entail an extension beyond the original expiry date of an Option;

•	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

•	the addition of a cashless exercise feature, payable in cash or securities, and any amendment to a cashless exercise feature which is adopted; and

•	the addition of any clawback provision and any amendment to a clawback provision which is adopted,

provided that no such amendment or revision may, without the consent of the participant, materially adversely affect such participant’s rights under any Option previously granted under the Stock Option Plan.

Notwithstanding the foregoing, approval of the holders of Common Shares (including disinterested approval, where required) is required, in addition to any required regulatory approvals, for the following amendments to the Stock Option Plan (and any Option granted thereunder):

•	any increase in the maximum number of Common Shares that may be issuable pursuant to Options granted under the Stock Option Plan;

•	any change to the definition relating to the persons eligible to participate in the Stock Option Plan;

•	a reduction in the exercise price of an Option, or a cancellation and reissuance of Options or extension of the expiry date of an Option or any amendment to the insider participation limits;

•	any amendment to the provision restricting transfers or assignability of Options or to the definition of permitted assign; and

•

any grant of additional powers to the Board of Directors to amend the Stock Option Plan or any Options granted thereunder without approval of holders of Common Shares, including any amendment to the amendment provisions of the Stock Option Plan.

If the Stock Option Plan is terminated, any Options outstanding on the date of such termination will be unaffected and continue to be outstanding, on the same terms and conditions, and the provisions of the Stock Option Plan applicable to such Options will remain in force until all such Options are exercised, have expired, or are terminated in accordance with their terms, and the Board of Directors will remain able to make such amendments in respect of such Options or the Stock Option Plan as it would have been entitled to make if the Stock Option Plan were still in effect.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former director, executive officer or employee of the Corporation, or any associate of any such person, is, or has been at any time since the incorporation of the Corporation, indebted to the Corporation or any of its subsidiaries nor is, or at any time since the incorporation of the Corporation has, any indebtedness of any such person to another entity been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

REPORT ON CORPORATE GOVERNANCE

General

The securities regulatory authorities in Canada adopted National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”). NP 58-201 contains a series of guidelines for effective corporate governance. The guidelines deal with such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance.

For the purposes of this disclosure, the applicable meaning of “independent” is that which is provided in NI 58-101, which states that a director is considered “independent” if he or she has no direct or indirect “material relationship” with the Corporation, which is one that could, in the view of the Board of Directors, be reasonably expected to interfere with the exercise of a member’s independent judgment; provided that, with respect to the members of the audit committee of the Board of Directors (the “Audit Committee”), the meaning of “independent” shall be that defined under, and required by, NI 52-110.

Board	of Directors

Four of the five members of the Board of Directors are “independent”, as that term is defined in NI 58-101, being Lloyd M. Segal, Deborah Rosati, Norma Beauchamp and Ronald Funk. Neil Closner is not considered “independent” because he also functions as the Chief Executive Officer of the Corporation. Accordingly, a majority of the members of the Board of Directors are “independent”, including the Chair of the Board of Directors, Lloyd M. Segal.

Certain members of the Board of Directors are also members of the board of directors of other reporting issuers, as noted below:

Name of Director	Name(s) of Reporting Issuer(s) and Exchange

Lloyd M. Segal	The GBC American Growth Fund Inc.

Deborah Rosati	NexJ Systems Inc. (TSX)

Sears Canada Inc. (TSX)

Norma Beauchamp	Acerus Pharmaceuticals Corporation (TSX)

Director Tenure

The Board of Directors has not adopted a term limit for directors. The imposition of director term limits may discount the value of experience and continuity amongst board members and runs the risk of excluding experienced and potential valuable board members. The Board of Directors will rely on an annual director assessment procedure, as more fully described below, in evaluating board members, and believes that it can best strike the right balance between continuity and fresh perspectives without mandated term limits.

Board and Senior Management Diversity

MedReleaf recognizes and embraces the benefits of having diversity on the Board of Directors and in its senior management. Presently the Corporation has no female executive officers (0%) and the Corporation currently has two female directors on the Board of Directors (40%). The Corporation has adopted a diversity policy, which recognizes that it is important to ensure that members of the Board of Directors and senior management provide the necessary range of perspectives, experience and expertise required to achieve our objectives and deliver for the Corporation’s stakeholders.

The Corporation also recognizes that the Board of Directors and its senior management appointments must be based on performance, ability, merit and potential. Therefore, the Corporation ensures a merit-based competitive process for appointments. The Corporation’s commitment to diversity includes ensuring that diversity is given due consideration by the Corporate Governance and Compensation Committee.

With respect to the composition of the Board of Directors, on an annual basis, the Corporate Governance and Compensation Committee will: (i) assess the effectiveness of the board appointment/nomination process at achieving the Corporation’s diversity objectives; (ii) measure the annual and cumulative progress in achieving its gender diversity targets, if targets have been adopted; and (iii) monitor implementation of the policy. Currently, the Board of Directors does not believe that targets or strict rules set out in a formal policy necessarily result in the identification or selection of the best candidates. At any given time the Board of Directors may seek to adjust one or more objectives concerning its diversity and measure progress accordingly.

With respect to senior management appointments, on an annual basis, the Corporate Governance and Compensation Committee will: (i) assess the effectiveness of the senior management appointment process at achieving the Corporation’s diversity objectives; (ii) consider and, if determined advisable, recommend to the Board of Directors for adoption, measurable objectives for achieving diversity in senior management; and (iii) monitor implementation of the policy. At any given time the Board of Directors may seek to adjust one or more objectives concerning senior management diversity and measure progress accordingly.

Board Mandate

The mandate of the Board of Directors is to provide oversight for the Corporation and to act honestly and in good faith with a view to its best interests. The Board of Directors acts in accordance with the Business Corporations Act (Ontario) and the Corporation’s articles of incorporation and by-laws, as well as with other applicable laws and Corporation policies. The Board of Directors discharges its responsibilities both directly and through the work performed by its standing committees, as well as any other committees appointed from time to time on an ad hoc basis. The Board of Directors reviews and approves any transactions and decisions that fall within its approval mandate in advance and reviews the results of these decisions on a regular basis.

The mandate of the Board of Directors requires that the Board of Directors meet as many times as it considers necessary to carry out its responsibilities effectively, and in any event on a quarterly basis, at minimum, and that all Board of Directors’ meetings include meetings of independent directors without any members of management present to allow for open discussions between such independent directors. A copy of the mandate of the Board of Directors is attached as Appendix “A” to this Circular.

Position Descriptions

Chair of the Board and Committee Chairs

Lloyd M. Segal is the Chair of the Board of Directors. A written position description for the Chair is included as part of the mandate of the Board of Directors, which sets out the position’s key responsibilities, including duties related to working with senior management, Board of Directors’ meetings, shareholders’ meetings, director development and communication with shareholders and regulators. The charters for the standing committees of the Board of Directors include each committee chair’s responsibilities, including chairing committee meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee. These charters and position descriptions are considered by the Board of Directors for approval annually.

CEO

Neil Closner is the Corporation’s Chief Executive Officer. The primary functions of the Chief Executive Officer are to lead the management of the Corporation’s business and affairs and to lead the implementation of the resolutions and the policies of the Board of Directors. The Board of Directors developed a written position description for the Chief Executive Officer which sets out the Chief Executive Officer’s key responsibilities, including duties relating to strategic planning, operational direction and interaction with the Board of Directors and communication with shareholders. The Chief Executive Officer position description is considered by the Board of Directors for approval annually.

Orientation and Continuing Education

The Board of Directors consists of directors who are familiar with the industry or who bring particular expertise to the Board of Directors from their professional experience. New directors will be expected to participate in an initial information session regarding the Corporation in the presence of its senior executive officers to learn about, among other things, the business of MedReleaf, its financial situation and its strategic planning. All new directors will receive a record of public information about the Corporation, as well as other relevant corporate and business information including corporate governance practices of the Corporation, the structure of the Board of Directors and its standing committees, its corporate organization, the charters of the Board of Directors and its standing committees, the Corporation’s articles, the Code of Conduct and other relevant corporate policies. Members of senior management make regular presentations to the Board of Directors on the main areas of the business and the directors have the opportunity to ask questions and tour MedReleaf’s facilities.

Code of Business Conduct and Ethics

The Corporation has a code of business conduct and ethics (the “Code of Conduct”) for directors, officers, employees and consultants.

Directors and executive officers are required by applicable law and the Corporation’s corporate governance practices and policies to promptly disclose any potential conflict of interest that may arise. If a director or executive officer has a material interest in an agreement or transaction, applicable law and principles of sound corporate governance require them to declare the interest in writing and, where required by applicable law, to abstain from voting with respect to such agreement or transaction.

Employees and consultants of MedReleaf are required to immediately report any such conflicts of interest to their direct supervisor, a member of the human resources team or a senior executive officer. The Code of Conduct also sets out: (i) standards for the Corporation’s and its employees’ relationships with customers and others; (ii) standards for the accuracy of the Corporation’s books and records and the provision of information to external auditors; and (iii) rules regarding the ownership, protection and proper use of the Corporation’s assets.

Any waiver of the Code of Conduct’s provisions in respect of a director or officer must be approved by the Board of Directors, and the Chief Executive Officer may approve waivers in respect of employees and consultants, and must report such waivers to the Board of Directors.

A copy of the Code of Conduct is available on the Corporation’s SEDAR profile at www.sedar.com.

Committees

Audit Committee

The Audit Committee is comprised of Deborah Rosati (chair), Norma Beauchamp and Ronald Funk. Each of the members of the Audit Committee are “independent” and “financially literate”, each within the meaning of NI 52-110. Additional information concerning the Audit Committee can be found in the AIF under the heading “Audit Committee Information”, which is available on the Corporation’s SEDAR profile at www.sedar.com. The full text of the Audit Committee charter can be found at Schedule “A” to the AIF.

Corporate Governance and Compensation Committee

The Board of Directors has established a standing committee named the Corporate Governance and Compensation Committee, which is comprised of three directors, each of whom are “independent”, as that term is defined in NI 58-101. The members of the Corporate Governance and Compensation Committee are Norma Beauchamp (chair), Lloyd M. Segal and Deborah Rosati.

The Corporate Governance and Compensation Committee fulfills its responsibilities by performing the following primary functions: (i) monitoring the composition and performance of the Board of Directors and its standing committees; (ii) overseeing the development and regular assessment of the Corporation’s approach to corporate governance issues, and ensuring that such approach supports the effective functioning of the Corporation with a view to the best interests of the Corporation; (iii) overseeing the development and regular assessment of the Corporation’s compensation structure for directors and members of senior management; and (iv) the development and regular assessment of the performance of senior management.

The Corporate Governance and Compensation Committee is also tasked with annually reviewing and assessing the performance goals and objectives relevant to the Chief Executive Officer, the Chief Financial Officer and other members of senior management, and recommending any changes to such goals and objectives to the Board of Directors for consideration. The Corporate Governance and Compensation Committee is also responsible for reviewing and assessing the Corporation’s succession plan for the Chief Executive Officer, Chief Financial Officer and other members of senior management.

Quality, Safety, Health and Public Policy Committee

The Board of Directors has established a Quality, Safety, Health and Public Policy Committee comprised of three directors, a majority of whom are “independent”, as that term is defined in NI 58-101. The members of the Quality, Safety, Health and Public Policy Committee are Ronald Funk (chair), Neil Closner and Lloyd M. Segal.

The Quality, Safety, Health and Public Policy Committee is responsible for reviewing the Corporation’s policies and procedures related to product quality assurance and to ensure that its production facilities have appropriate standards and implementation programs, including employee education and instruction in respect of such standards. In carrying out its mandate, the Quality, Safety, Health and Public Policy Committee is responsible for: (i) reviewing the Corporation’s policies, programs, and practices in respect of product handling, packaging, and transportation; (ii) monitoring the adequacy of compliance systems in respect of applicable legislation and regulations, and (iii) reporting and making recommendations to the Board of Directors on such areas of regulatory compliance as are considered appropriate.

Compensation Oversight

With respect to compensation, the Corporate Governance and Compensation Committee is responsible for: (i) annually reviewing the compensation structure and policies in respect of senior management and recommending any changes to such structure and policies to the Board of Directors for consideration; (ii) seeking and considering the CEO’s recommendations for compensation of the other members of senior management and recommending any changes to such compensation to the Board of Directors for consideration; and (iii) reviewing the Corporation’s incentive compensation and other equity-based plans and recommending changes to such plans to the Board of Directors when necessary, and exercising all authority of the Board of Directors with respect to the administration of such plans; and (iv) annually reviewing directors’ compensation and recommending any changes to the Board of Directors for consideration.

The Corporate Governance and Compensation Committee is responsible for developing the Corporation’s compensation policies for directors and senior management to ensure that they: (i) properly reflect their respective duties and responsibilities; (ii) are competitive in attracting, retaining and motivating qualified candidates for such roles; (iii) align the interests of the directors and senior management with that of shareholders and the Corporation as a whole; and (iv) are based on established corporate and individual performance goals and objectives.

Board Nominations

The Corporate Governance and Compensation Committee is responsible for seeking out and evaluating suitable candidates to serve on the Board of Directors. In so doing, the Corporate Governance and Compensation Committee will: (i) consider what competencies and skills the Board of Directors, as a whole, should possess; (ii) assess what competencies and skills each existing director possesses; (iii) recommend to the Board of Directors the necessary and desirable competencies of directors, taking into account the Corporation’s strategic direction and changing circumstances and needs; (iv) identify individuals qualified to become new members of the Board of Directors and recommending to the Board of Directors the new director nominees for the next annual meeting of shareholders; and (v) annually conduct, review and report to the Board of Directors the results of an assessment of the performance and effectiveness of the Board of Directors.

Assessments

The Corporate Governance and Compensation Committee is responsible for overseeing and assessing the functioning of the Board of Directors and the committees thereof. The Corporate Governance and Compensation Committee is tasked with annually reviewing and making recommendations to the Board of Directors with regard to the size, composition and role of the Board of Directors and its standing committees (including any additional committees to be established) and the methods and processes by which the Board of Directors, committees and individual directors fulfill their duties and responsibilities, including the methods and processes for evaluating board, committee and individual director effectiveness.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise described herein or in the AIF, none of the persons who were directors or executive officers of the Corporation or a subsidiary of the Corporation at any time during the Corporation’s last financial year, the Nominees, any person or corporation who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding Common Shares, nor any associate or affiliate of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Corporation.

ADDITIONAL INFORMATION

Additional information relating to MedReleaf is available on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s audited consolidated financial statements and Management’s Discussion and Analysis (“MD&A”) for its most recently completed financial year which are filed on SEDAR. In addition, copies of the Corporation’s annual financial statements and MD&A and this Circular may be obtained upon request to the Corporation at P.O. Box 3040, Markham Industrial Park, Markham, Ontario L3R 6G4, Attention: Chief Financial Officer.

CERTIFICATION AND BOARD APPROVAL

The undersigned hereby certifies that the contents and the sending of this Circular to MedReleaf’s Shareholders have been approved by the Board of Directors. A copy of this Circular has been sent to each director, each Shareholder entitled to notice of the Meeting and the auditors of the Corporation.

DATED at Toronto, Ontario, on the 21st day of August, 2017.

ON BEHALF OF THE BOARD OF DIRECTORS OF MEDRELEAF CORP.

(signed) “Neil Closner”
Neil Closner

Director and Chief Executive

Officer

APPENDIX “A” – MANDATE OF THE BOARD OF DIRECTORS

1	PURPOSE

The members of the board of directors (the “Board”) of MedReleaf Corp. (the “Corporation”) are ultimately responsible for the stewardship of the Corporation’s business and affairs. In exercising their powers and discharging their duties, the directors shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Although directors may be appointed or elected by the shareholders to bring special expertise or point of view to Board deliberations, they are not chosen to represent a particular constituency, and the best interests of the Corporation as a whole shall be paramount at all times.

Subject to the limitations set forth under applicable laws, the Board may discharge its responsibilities, including those listed below, through one or more Board committees. The Board shall have three standing committees: (i) the Audit Committee, (ii) the Corporate Governance and Compensation Committee and (iii) the Quality, Safety, Health and Public Policy Committee (together, the “Standing Committees”). In addition to the Standing Committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature.

2	COMPOSITION, TERM AND INDEPENDENCE

2.1	Board composition

Subject to the Corporation’s constating documents and applicable laws, the Board shall be comprised of a minimum of three and a maximum of 10 directors. The Board shall periodically review its size in light of its duties and responsibilities from time to time.

2.2	Board term

Subject to the Corporation’s constating documents and applicable laws, directors shall be elected by the shareholders at each annual meeting of shareholders (“AGM”) at which an election of directors is required, and shall hold office until the next AGM.

2.3	Independence

(a)

The Board shall be comprised of a majority of independent directors. A director shall be considered independent if he or she would be considered independent for the purposes of National Instrument 58-101 – Disclosure of Corporate Governance Practices.

(b)

The Board shall appoint an independent lead director (the “Lead Director”) from among the directors, who shall serve for such term as the Board may determine. If the Corporation has a non-executive Chair, then the role of the Lead Director will be filled by the non-executive Chair. The Lead Director or non-executive Chair shall chair any meetings of the independent directors and assume such other responsibilities as the independent directors may designate in accordance with any applicable position descriptions or other applicable guidelines that may be adopted by the Board from time to time.

3	MANDATE AND RESPONSIBILITIES

To fulfill its mandate, the Board assumes responsibility for the following matters:

3.1	Appointment of senior management

(a)

The Board has the responsibility for (i) appointing the Chief Executive Officer (“CEO”) and all other senior executives and delegating to the CEO and other senior executives the authority over the day-to-day management of the business and affairs of the Corporation, and (ii) assessing the performance of the CEO, following a review of the recommendations of the Corporate Governance and Compensation Committee. To the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the executive officers create a culture of integrity throughout the Corporation.

(b)

The Board has the responsibility for determining the compensation to be paid to the CEO, and approving the compensation to be paid to all other executive officers following a review of the recommendations of the Corporate Governance and Compensation Committee and of the CEO (with respect to the other executive officers’ compensation).

(c)

The Board may, from time to time, delegate to executive officers the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits and material transactions outside the ordinary course of business shall be reviewed by, and subject to the prior approval of, the Board.

(d)	The Board oversees that appropriate succession planning programs are in place, including programs to appoint, train, develop and monitor senior management.

3.2	Strategic planning

(a)

The Board has the responsibility for adopting a strategic planning process and approving and reviewing, on at least an annual basis, the strategic direction of the Corporation and its business, operational, and financial plans. Such strategic planning shall take into account, among other things, the opportunities and risks of the Corporation’s business and affairs.

(b)	The Board has the responsibility for:

(i)

adopting processes for monitoring the Corporation’s progress toward its strategic and operational goals, and providing input and guidance to management in light of changing circumstances affecting the Corporation; and

(ii)	taking action when the Corporation’s performance falls short of its goals or when other special circumstances warrant.

3.3	Monitoring of financial performance and financial reporting

The Board has the responsibility for:

(a)	approving the audited financial statements, interim financial statements and the notes and management’s discussion and analysis accompanying such financial statements.

(b)

reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Corporation’s constating documents or applicable laws, including the payment of dividends, the issuance, purchase and redemption of securities, the acquisitions and dispositions of material capital assets and material capital expenditures.

(c)	overseeing the accurate reporting of the financial performance of the Corporation to shareholders, other stakeholders and regulators (as applicable) on a timely basis; and

(d)	overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and disclosure requirements under applicable laws.

3.4	Risk management

The Board has the responsibility for:

(a)

identifying, in conjunction with management, the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to effectively monitor and manage such risks, with a view to balancing such risks against the potential shareholder returns and the long-term viability of the Corporation; and

(b)

implementing a system of internal control measures, including management of all information systems, and ensuring that any remedial actions or adoption of new control measures are implemented effectively.

3.5	Corporate governance

(a)	The Board has the responsibility for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance guidelines for the Corporation.

(b)

Following a review of the recommendations of the Corporate Governance and Compensation Committee, the Board has the responsibility for approving and monitoring compliance with all of the Corporation’s policies and procedures related to corporate governance.

3.6	Communications and stakeholder engagement

The Board has the responsibility for adopting a communications policy which addresses, among other things:

(a)	the timely disclosure of any material changes, material facts and other developments that have a significant and material impact on the Corporation;

(b)	how the Corporation interacts with analysts, investors, other key stakeholders and the public;

(c)	determining who is authorized to communicate on behalf of the Corporation;

(d)	measures for the Corporation to comply with its continuous and timely disclosure obligations and to avoid selective disclosure;

(e)

understanding and enforcing the prohibition on tipping and restrictions on the purchase and sale of securities of the Corporation, including by insiders and other persons with a special relationship with the Corporation;

(f)	the management and use of electronic communications channels, including the Corporation’s website;

(g)	reporting periodically, at least annually, to shareholders on its stewardship for the preceding year; and

(h)	the Corporation’s development of stakeholder engagement programs and the implementation of systems which accommodate feedback from stakeholders.

3.7	Orientation and continuing education

The Board has the responsibility for:

(a)

developing a description of the expectations and responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

(b)

ensuring that all new directors receive a comprehensive orientation, that they fully understand the role and duties of the Board, as well as the contribution individual directors are expected to make (including the commitment of time and resources that the Corporation expects from its directors) and that they understand the nature, operation and strategic direction of the Corporation’s business; and

(c)

providing continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as ensuring that their knowledge and understanding of the Corporation’s business, including opportunities and risks, remains current.

3.8	Nomination of directors

In connection with the nomination or appointment of directors, the Board has the responsibility for reviewing periodically, at least annually, what competencies and skills the Board, as a whole, should possess, and assessing what competencies and skills each existing director possesses, identifying any gaps while taking into account the Corporation’s strategic direction and changing needs. In the course of this process, the members of the Board shall identify the strengths in a director that would benefit the Board and then seek out individuals who may possess such strengths.

3.9	Board evaluation

The Board has the responsibility for assessing periodically, at least annually, the Board, the Standing Committees and any other committee, and each individual director regarding his, her or its effectiveness and contribution. Such assessment will consider, in the case of the Board or any Standing Committee or any other committee, its performance against its mandate or charter and, in the case of an individual director, his or her attendance and against the competencies and skills each individual director is expected to bring to the Board.

The Chair of the Board, together with the independent lead director, if any, shall be responsible for assessing the effectiveness of the Board as a whole as well as individual Board members.

3.10	Role and responsibilities of the Chair of the Board

In addition to the duties and responsibilities of the Board generally, the Chair of the Board has the duties and responsibilities set out below.

(a)	Working with Management

The Chair has the responsibility to:

(i)	act as the principal sounding board, counselor and confidant for the CEO, including helping to review strategies, define issues, maintain accountability, and build relationships;

(ii)	in co-operation with the CEO, assist in representing the Corporation both internally and externally, including as a designated spokesman;

(iii)	regularly communicate and ensure the CEO is aware of concerns of the Board, shareholders, other stakeholders and the public; and

(iv)

assess, in conjunction with the Corporate Governance and Compensation Committee and the Board, the performance of the CEO and other executive officers, and provide input with respect to compensation and succession.

(b)	Managing the Board

The Chair has the responsibility to:

(i)	chair the Board;

(ii)	ensure the Board is aware of its obligations to the Corporation, shareholders, management, other stakeholders and lead the Board in carrying out such obligations pursuant to applicable law;

(iii)

establish, in conjunction with the Corporate Governance and Compensation Committee, the frequency of Board meetings and review such frequency from time to time, as considered appropriate or as requested by the Board;

(iv)

recommend the committees of the Board and their composition, review the need for, and the performance and suitability of such committees and make such adjustments as are deemed necessary from time to time;

(v)	ensure the co-ordination of the agenda, information packages and related events for Board meetings;

(vi)	ensure the Board receives adequate and regular updates from the CEO and executive officers on all material issues relating to the Corporation;

(vii)	act as a liaison and regularly communicate with all directors and committee chairs to coordinate input from directors, and optimize the effectiveness of the Board and its committees; and

(viii)	in conjunction with the Corporate Governance and Compensation Committee, review and assess director attendance, performance and compensation as well as the size and composition of the Board.

3.11	Corporate policies

The Board shall adopt and periodically review policies and procedures designed to ensure that the Corporation and its directors, officers and employees comply with all applicable laws, rules and regulations and conduct the Corporation’s business ethically and with honesty and integrity.

4	MEETINGS

4.1	Meetings

Directors are expected to attend, in person or via tele- or video-conference, all meetings of the Board and the committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Chair, the CEO, or the Secretary for a briefing on the substantive elements of the meeting.

Subject to the Corporation’s constating documents and applicable laws, the time at which and the place where the meetings of the Board shall be held, the calling of meetings and the procedure at such meetings shall be determined by the Chair. The Board shall meet as many times as it considers necessary to carry out its responsibilities effectively and shall, in any event, meet at least once per quarter. Meetings of the Board will also include in-camera meetings of the independent members of the Board without management present.

4.2	Attendance

The Board Committee may invite such officers, directors or employees of the Corporation, financial, technical or legal advisors, or other persons as it sees fit, from time to time, to attend at meetings of the Board and to assist in the discussion of matters being considered by the Board.

4.3	Authority to engage advisors

The Board shall have the authority to engage, at the expense of the Corporation, such outside advisors as it determines necessary or advisable to carry out its duties, including legal, financial, technical and accounting advisors, and establish the compensation of such advisors.

4.4	Review

The Board shall review and assess the adequacy of this Mandate, taking into account the strategic direction of the Corporation, its changing needs, and propose recommended changes for approval.

This Mandate is not intended to give rise to civil liability on the part of the Corporation or its directors or officers to shareholders, other security holders, customers, suppliers, competitors, employees or other persons or to any other liability whatsoever on their part.

Effective Date: June 7, 2017